Sub-Item 77Q1(d): Copies of Constituent Instruments Defining The Rights of Shareholders Referred to in Sub-Item 77I

Effective at the close of business on October 11, 2016, Class C Shares of the Goldman Sachs Financial Square Prime Obligations Fund (the Fund) were liquidated, and prior to October 14, 2016, the retail component of the Service Shares of the Fund were redeemed pursuant to a Plan of Liquidation and Redemption approved by the Board of Trustees of the Registrant.
The rights of shareholders are defined in the supplement to the Funds Prospectus and Summary Prospectus, filed pursuant to Rule 497 under the Securities Act of 1933 with the Securities and Exchange Commission on
June 29, 2016 (Accession No. 0001193125-16-636570), which is incorporated herein by reference.